Miller Nash LLP
                                ATTORNEYS AT LAW
                              111 S.W. Fifth Avenue
                           Portland, Oregon 97204-3699
                                 (503) 224-5858
                              (503) 224-0155 (fax)

                                  May 14, 2002

 West Coast Bancorp
 5335 Meadows Road, Suite 201
 Lake Oswego, Oregon  97035

      Subject: Registration Statement on Form S-8 Relating to West Coast Bancorp 2002 Stock Incentive Plan

 Gentlemen:

         Reference is made to the Registration Statement on Form S-8 ("Registration Statement") to be filed by West Coast Bancorp, an Oregon corporation ("Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 1,700,000 shares of the Company's Common Stock, no par value (the "Shares"), to be issued under the West Coast Bancorp 2002 Stock Incentive Plan (the "Plan").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

         Based on the foregoing, it is our opinion that when the Shares are issued and sold by the Company as provided in the Plan while the Registration Statement is effective, and when payment for the Shares to the extent and in the manner required by the Plan is received by the Company, the Shares will be legally issued, validly paid and nonassessable.

         We consent to the use of this opinion in the Registration Statement and in any amendments thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                Very truly yours,



                                /s/ MILLER NASH LLP